SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                             WATKINS-JOHNSON COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



               CALIFORNIA                                 94-1402710
----------------------------------------    ------------------------------------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)



                              3333 Hillview Avenue
                        Palo Alto, California 94304-1223
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              (Address of principal executive offices and zip code)



Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                    Name of each exchange on which
    to be so registered                    each class is to be registered
  -----------------------                ----------------------------------

Rights to Purchase Common Stock          New York Stock Exchange;  Pacific Stock
                                         Exchange Incorporated



        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
--------------------------------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Securities to be Registered.

         At a meeting of the Board of Directors (the "Board") of Watkins-Johnson Company (the "Company") on December 10, 1998, the Board approved, and the Company and ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") executed, an amendment to the Rights Agreement, dated September 30, 1996, between the Company and ChaseMellon (the "Rights Agreement"). The amendment to the Rights Agreement, among other things: (i) decreases from 15% to 10% the threshold level of non-Board-approved common stock ownership which would trigger the share purchase rights (the "Rights") under the Rights Agreement; (ii) provides that a person or group who inadvertently triggers the Rights under the Rights Agreement may cure such inadvertent triggering by reducing its beneficial ownership of common stock of the Company to less than 10% within a specified time limit; and
(iii) eliminates references to "Continuing Directors" throughout the Rights Agreement and provides that all actions previously authorized to be taken by the Continuing Directors shall be taken by the Board. The amendment to the Rights Agreement is attached hereto as Exhibit 1, which is incorporated by reference herein. The original Rights Agreement was filed as Exhibit 1 to the Company's filing on Form 8-A dated September 30, 1996. Reference is made to such filing for all of the other terms of the Rights Agreement.

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


Item 2.  Exhibits.

         1. Amendment No. 1 to Rights Agreement, dated as of December 10, 1998, to Rights Agreement, dated as of September 30, 1996, between Watkins-Johnson Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.


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


                                    SIGNATURE



         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             WATKINS-JOHNSON COMPANY



                                             By:  /s/ W. Keith Kennedy, Jr.
                                                  ------------------------------
                                                  W. Keith Kennedy, Jr.
                                                  President and
                                                  Chief Executive Officer






Date:  December 10, 1998

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

                                  EXHIBIT INDEX



Exhibit        Description                                                Sequential Page No.
-------        -----------                                                -------------------
   1           Amendment No. 1 to Rights Agreement, dated as of                     6
               December 10, 1998, to Rights Agreement, dated as of
               September 30, 1996, between Watkins-Johnson Company
               and ChaseMellon Shareholder Services, L.L.C., as Rights
               Agent.

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